Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 10th day of February, 2016 (the “Execution Date”), to be effective January 18, 2016, between Marc Holliday (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Employer”), and amends in its entirety and completely restates that certain amended and restated employment agreement between Executive and the Employer dated as of September 12, 2013, as amended (the “Prior Agreement”).

1.     Term.  The term of this Agreement shall commence on January 18, 2016 and, unless earlier terminated as provided in Section 6 below, shall terminate on January 17, 2019 (the “Current Term”); provided, however, that Sections 4 and 8 (and any enforcement or other procedural provisions hereof affecting Sections 4 and 8) hereof shall survive the termination of this Agreement as provided therein.  Executive will provide written notice to the Employer (a “Non-Renewal Notice”) on or before September 15, 2018 in the event that Executive does not intend, on or before the expiration of the Current Term, to enter into a new/extended employment agreement with the Employer pursuant to which Executive will remain employed by the Employer in the same position and performing the same duties as set forth herein for at least one year following the expiration of the Current Term.  If Executive delivers a Non-Renewal Notice on or before September 15, 2018, then the Employer, at its sole option and discretion, may extend the Current Term by 120 days, upon written notice to Executive on or before October 15, 2018.  If Executive does not deliver a Non-Renewal Notice on or before September 15, 2018 and has not entered into a new/extended employment agreement with the Employer on or before December 31, 2018, then the Employer, at its sole option and discretion, may extend the Current Term by 225 days, upon written notice to Executive on or before the expiration of the Current Term.  The 120-day or 225-day extension period, as applicable, is herein referred to as the “Extension Period.”  In addition, in the event that a Change-in-Control occurs within 18 months prior to the scheduled expiration of the Current Term, Executive may elect, by written notice to the Employer within 30 days after the Change-in-Control, to extend the expiration of the Current Term until the date that is 18 months after such Change-in-Control. The period of Executive’s employment hereunder consisting of the Current Term (as extended in the event of the Change-in-Control, if applicable) and the Extension Period, if any, is herein referred to as the “Employment Period.”

2.     Employment and Duties.

(a)   Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior corporate executive and shall have the title of Chief Executive Officer (“CEO”) of the Employer and, for so long as so elected, member of the Board of Directors of the Employer (the “Board”).  Executive, as CEO, shall be principally responsible for all decision-making with respect to the Employer (including with respect to the hiring and dismissal of subordinate executives), subject to supervision in the ordinary course by the Chairman of the Board (“Chairman”) or by the Board, it being expressly understood and agreed that Executive will consult frequently with the Chairman and that the Chairman may take an active role in working with Executive to develop the policies of the Employer.  Executive’s duties and authority shall be as further set forth in the By-laws of the Employer and as otherwise established from time to time by the Board, but in all events such duties shall be commensurate with his position as CEO of the Employer.

(b)   Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax-exempt organizations or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than those in entities or business ventures engaged in the Business (as defined in Section 8), he performs a management role comparable to the role that a significant partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which another party involved in the investment has a material business relationship with the Employer, Executive shall give prior written notice thereof to the Board; or (iii) serving as a member of the board of directors of a for-profit corporation with the approval of the Board.

(c)   Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.  Executive shall be based in New York City or Westchester County, or within 25 miles of Manhattan but not in New Jersey or Long Island.

3.     Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement.

(a)   Base Salary.  The Employer shall pay Executive an aggregate minimum annual salary at the rate of $1,350,000 per annum during the Employment Period (“Base Salary”).  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Board or Compensation Committee of the Board at least annually.  In no event shall Executive’s Base Salary in effect at a particular time be reduced without his prior written consent.  Notwithstanding the foregoing, all payments of Extension Period Salary under the Prior Agreement during the Current Term shall be credited as payments of Base Salary hereunder and the remaining bi-weekly installments of Base Salary owed during the first 12 months of the Current Term shall be reduced accordingly.

(b)   Incentive Compensation.

(i)            Formulaic Annual Cash Bonus. With respect to fiscal year 2016 and thereafter during the Employment Period, Executive will be eligible to participate in a formulaic annual cash bonus program allowing Executive to earn up to three (3) times Executive’s Base Salary for such fiscal year based on the achievement of specific goals established in advance by the Compensation Committee of the Board, in its sole discretion. Executive will be entitled to receive such annual cash bonuses, if any, as are earned pursuant to such program in accordance with the terms thereof. Executive will be entitled to elect, on or before the last day of each fiscal year, to receive equity in lieu of cash with respect to annual cash bonuses to be earned for the fiscal year following such election, provided that the form of equity and any formula for determination of the amounts of equity received in lieu of cash shall be determined by the Compensation Committee, in its sole discretion.

(ii)           Annual Equity Bonus. Executive shall be eligible to receive, upon approval of the Board or Compensation Committee of the Board, such annual equity bonuses as the Employer, in its sole discretion, may deem appropriate to reward Executive for job performance, which may be payable upon the achievement of specific goals established in advance by the Compensation Committee of the Board or may be discretionary.

(iii)          Outperformance Plans. Executive shall be entitled to receive an award allocation in any future outperformance plan that the Employer implements during the Employment Period at an allocation rate of no less than 24% (other than an award allocation in connection with the SL Green Realty Corp. 2014 Long-Term Outperformance Plan (the “2014 Outperformance Plan”), for which Executive will be entitled to receive an award allocation rate of 22.67%).  It is expressly understood that, with respect to awards made to Executive pursuant to the SL Green Realty Corp. 2011 Long-Term Outperformance Plan (the “2011 Outperformance Plan”), the 2014 Outperformance Plan and any future outperformance plan (collectively,  the “Outperformance Plans”), the provisions of the Outperformance Plans, as amended from time to time, and not the provisions of this Agreement shall govern in accordance with their terms, except: (i) to the extent the provisions of this Agreement are specifically referred to or incorporated into the Outperformance Plans and (ii) as specifically provided otherwise in this Agreement.

(c)   Deferred Compensation.  During the Employment Period (but excluding the Extension Period), the Employer shall make annual notional contributions of $750,000 on the Execution Date and January 18th of each respective year on or after 2017, into a deferred compensation account maintained on behalf of Executive, with terms as set forth in the form of Deferred Compensation Agreement (2016) attached as Exhibit C hereto.  Executive shall vest in each such contribution on January 17th of the following year subject to Executive’s continued employment with the Employer through such date, but subject to acceleration as set forth herein or in Exhibit B hereto.

(d)   Other Equity Awards.  As of the dates specified in Exhibit A hereto, the Employer shall grant 210,000 stock options or Class O LTIP Units (as defined in Exhibit A) to Executive, in accordance with definitive documentation that is consistent with the terms summarized on Exhibit A hereto and which is otherwise consistent with the Employer’s general practices for documentation contemplated by the SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan.

(e)   Extension Period Compensation.  During the Extension Period, if any, in lieu of the compensation set forth in Sections 3(a)-(c) above for such period, the Employer shall pay Executive a salary (“Extension Period Salary”) during such period in cash, at a per annum rate equal to the sum of the following: (i) Executive’s Base Salary during the prior fiscal year; (ii) any annual cash bonus earned by Executive for the prior fiscal year (including any portion of the annual cash bonus that Executive elects to receive in equity); (iii) the value of any required contributions, notional or otherwise, made by the Employer during the prior fiscal year to a deferred compensation plan on behalf of Executive, including those made pursuant to Section 3(c) above; and (iv) the value of that portion of Executive’s equity awards (other than equity awards that were granted in lieu of annual cash bonus based on an election made by Executive) granted on or after the date hereof which vested during the period from January 18th of the prior fiscal year through January 17th of the year in which the Extension Period commences, including, without limitation, the awards set forth in Exhibit A and Exhibit B hereto and any annual equity bonuses awarded to Executive that vested (or, if vested upon grant, were granted) during such period.  The value of the equity awards in the foregoing clause (iv) shall be equal to (A) for all equity awards that deliver the full value of the underlying securities, the Fair Market Value of such securities as of the vesting date; (B) for each award of stock options or Class O LTIP Units in SL Green Operating Partnership, L.P. (the “Partnership”), that percentage of the grant date fair value of such award which is equal to the percentage of the award that became so vested; and (C) for all other equity awards, the Fair Market Value of such awards on the vesting date as determined by the Compensation Committee of the Board.  For purposes of the foregoing, “Fair Market Value” of a security on a particular date means (i) if the securities are then listed on a national securities exchange, the closing sales price of such security on the principal national securities exchange on which such securities are listed on such date (or, if such date is not a trading day, on the last trading day preceding such date ), (ii) if the securities are not then listed on a national securities exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such securities in such over-the-counter market for such date (or, if there were no sales on such date in such market, on the last preceding date on which there was a sale of such securities in such market, as determined by the Compensation Committee of the Board), or (iii) if the securities are not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Compensation Committee of the Board in its discretion may in good faith determine; provided that, where the securities are so listed or traded, the Compensation Committee of the Board may make such discretionary determinations where the securities have not been traded for 10 trading days.  Extension Period Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices, except that if the annual cash bonus for Executive for the prior fiscal year has not yet been determined as of any bi-weekly payment date, the portion of the Extension Period Salary for such bi-weekly period that is based on such annual cash bonus shall be paid promptly after the amount of such bonus is determined. The Employer may grant unrestricted shares of common stock of the Employer (valued based on the Fair Market Value of such shares on the applicable payment date) in lieu of some or all of the component of the Extension Period Salary attributable to the value of Executive’s equity awards as set forth in clause (iv) above.

(f)    Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.  Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(g)   Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(h)   Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

(i)    Certain Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer.  In addition, the Employer shall maintain life insurance for the benefit of Executive’s beneficiaries in a face amount equal to $10,000,000; provided, however, that such coverage shall only be required if available to the Employer at reasonable rates; and provided, further, that Executive cooperates as reasonably requested by the Employer in the Employer’s efforts to obtain such insurance.  If such insurance is not available at reasonable rates, then the Employer shall provide such coverage on a self-insured basis, at a cost to the Employer not to exceed the amount Executive would receive upon a termination by the Employer without Cause (as defined in Section 6(a)(iii) below) within eighteen (18) months after a Change-in-Control under Section 7(a)(v).

(j)    Timing of Expense Reimbursement.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement must be provided by the Employer or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(k)   Post-Change-in-Control Compensation.  If a Change-in-Control occurs during the Employment Period, then, unless the parties hereto agree otherwise, for the period from the Change-in-Control through the end of the Employment Period, in lieu of the compensation set forth in Sections 3(a)-(c) above for such period, the Employer shall pay Executive an amount (the “Change-in-Control Period Compensation”) during such period in cash at a per annum rate at least equal to the sum of the following: (i) Executive’s Base Salary in effect immediately prior to the Change-in-Control (which shall be considered Executive’s Base Salary for all periods following the Change-in-Control for purposes of Section 7 below); (ii) the annual cash bonus earned by Executive for the most recently completed fiscal year prior to the Change-in-Control for which the amount of the annual cash bonus has been determined (including any portion of the annual cash bonus that Executive elects to receive in equity)) (which shall be considered Executive’s annual cash bonus for all periods following the Change-in-Control for purposes of Section 7 below); (iii) the value of any required contributions, notional or otherwise, made by the Employer during the most recently completed fiscal year prior to the Change-in-Control to a deferred compensation plan on behalf of Executive, including those made pursuant to Section 3(c) above (which shall be considered Executive’s annual deferred compensation contribution for all periods following the Change-in-Control for purposes of Section 7 below); and (iv) the value of that portion of Executive’s equity awards (other than grants under the 2011 Outperformance Plan, the 2014 Outperformance Plan or any future outperformance plan or equity awards that were granted in lieu of annual cash bonus based on an election made by Executive) that vested during the period from January 18th of the prior fiscal year through January 17th of the year in which the Change-in-Control occurs, including, without limitation, the equity awards set forth on Exhibit A and Exhibit B hereto and any annual equity bonuses awarded to Executive that vested (or, if vested upon grant, were granted) during such period.  The value of the equity awards in the foregoing clause (iv) shall be equal to (A) for all equity awards that deliver the full value of the underlying securities, the Fair Market Value (as defined in Section 3(e)) of such securities as of the vesting date; (B) for each award of stock options or Class O LTIP Units, that percentage of the grant date fair value of such award which is equal to the percentage of the award that became so vested; and (C) for all other equity awards, the Fair Market Value of such awards on the vesting date as determined by the Compensation Committee of the Board.  The Change-in-Control Period Compensation shall be payable bi-weekly in accordance with the Employer’s normal business practices.  The Employer, with the consent of Executive, may grant substitute equity awards in lieu of the component of the Change-in-Control Period Compensation attributable to the value of Executive’s equity awards as set forth in clause (iv) above.

4.     Indemnification and Liability Insurance.  The Employer agrees to indemnify Executive to the extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative in which Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity.  The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive.  The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.     Employer’s Policies.  Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by the Board from time to time regarding the performance of his duties and communicated to Executive, and to carry out and perform orders, directions and policies communicated to him from time to time by the Board, so long as same are otherwise consistent with this Agreement.

6.     Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)   Termination by the Employer.

(i)            Death.  Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any one hundred and twenty (120) days in a one hundred and eighty (180) day period, and within thirty (30) days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)          Cause.  The Employer may terminate Executive’s employment hereunder for Cause by a majority vote of all members of the Board, excluding the vote of Executive.  For purposes of this Agreement, “Cause” shall mean Executive’s:  (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to the Employer or any of its affiliates; (D) material fraud with regard to the Employer or any of its affiliates; (E) willful or material violation of any reasonable written rule, regulation or policy of the Employer applicable to senior executives unless such a violation is cured within thirty (30) days after written notice of such violation by the Board; or (F) failure to competently perform his duties which failure is not cured within thirty (30) days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock) of the Employer).  For clarity, conduct shall not be considered “willful” with respect to any action taken or not taken based on the advice of the Employer’s inside or outside legal counsel.

(iv)          Without Cause.  Executive’s employment hereunder may be terminated by the Employer at any time without Cause (as defined in Section 6(a)(iii) above), by a vote of two-thirds or more of all of the members of the Board (not taking into account Executive as a member of the Board), upon written notice to Executive, subject only to the severance and other payment provisions specifically set forth in Section 7.

(b)   Termination by Executive.

(i)            Disability.  Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason.  Executive’s employment hereunder may be terminated by Executive with Good Reason by written notice to the Board providing at least ten (10) days’ notice prior to such termination.  For purposes of this Agreement, termination with “Good Reason” shall mean the occurrence of one of the following events within sixty (60) days prior to such termination:

(A)          a material change in duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions as CEO of a publicly traded company (which, (I) so long as Executive is the CEO of the Employer, shall include the appointment of another person as co-CEO of the Employer and (II) with respect to a termination within 18 months after a Change-in-Control, shall include the failure of Stephen L. Green to serve as chairman of the board of directors of the surviving entity (which shall include the Employer if the Employer is the surviving entity), or the equivalent position if such entity is not a corporation, unless Executive is appointed to such position), except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

(B)          a failure by the Employer to pay compensation when due in accordance with the provisions of Section 3, which failure has not been cured within twenty (20) business days after the notice of the failure (specifying the same) has been given by Executive to the Employer; or a failure by the Employer to grant awards with terms as set forth on Exhibit B hereto to Executive on or before the dates set forth on Exhibit B;

(C)          a material breach by the Employer of any provision of this Agreement, which breach has not been cured within thirty (30) days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer;

(D)          the Employer’s requiring Executive to be based in an office not meeting the requirements of the last sentence of Section 2(c);

(E)           a reduction by the Employer in Executive’s Base Salary to less than the minimum Base Salary set forth in Section 3(a);

(F)           the failure by the Employer to continue in effect an equity award program or other substantially similar program under which Executive is eligible to receive awards;

(G)          a material reduction in Executive’s benefits under any benefit plan (other than an equity award program) compared to those currently received (other than in connection with and proportionate to the reduction of the benefits received by all or most senior executives or undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employee Retirement Income Security Act of 1974, which shall not constitute Good Reason for the purposes of this Agreement); or

(H)          the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 15 hereof, which has not been cured within thirty (30) days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

(iii)          Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)   Definitions.  The following terms shall be defined as set forth below.

(i)            A “Change-in-Control” shall be deemed to have occurred if:

(A)          any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 25% or more of either (1) the combined voting power of the Employer’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (2) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer); or

(B)          the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors, shall be deemed to be an Incumbent Director; or

(C)          there is consummated (1) any consolidation or merger of the Employer or any subsidiary that would result in the Voting Securities of the Employer outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, if the shareholders of the Employer and unitholders of the Partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than 50% of the surviving or acquiring company and partnership taken as a whole; or

(D)          the stockholders of the Employer shall approve any plan or proposal for the liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a “Change-in-Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a “Change-in-Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)           “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term “Person” shall not include (A) Executive or (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.  In addition, no Change-in-Control shall be deemed to have occurred under clause (i)(A) above by virtue of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a beneficial owner as described in such clause, if any individual or entity described in clause (A) or (B) of the foregoing sentence is a member of such group.

(d)   Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination (the “Termination Date”), which date shall not be more than thirty (30) days after the date of the Notice of Termination.

7.     Compensation Upon Termination; Change-in-Control.

(a)   Termination By Employer Without Cause or By Executive With Good Reason.  If, during the Employment Period (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the Termination Date, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, and Executive shall also be entitled to the following payments and benefits in lieu of any further compensation for periods subsequent to the Termination Date, subject, in the case of the following items, to (1) Executive’s execution of a mutual release agreement with the Employer in form and substance reasonably satisfactory to Executive and the Employer, whereby, in general, each party releases the other from all claims such party may have against the other party (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement, including without limitation, Executive’s rights to indemnification and D&O insurance coverage and to vested benefits under any employee benefit plan of the Employer or any affiliate of the Employer in which Executive participates, and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by

Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law) (the “Release Agreement”), which the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date (with the 30th day after the Termination Date being referred to herein as the “Payment Date”):

(i)            On the Payment Date, Executive shall receive a prorated annual cash bonus equal to (A) the average of the annual cash bonuses (including any portion of the annual cash bonus that Executive elects to receive in equity) and the annual equity bonuses earned by Executive in respect of the two most recently completed fiscal years for which the amounts of such annual cash bonus and annual equity bonus have been determined (the “Average Annual Bonus”) multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365. In addition, on the Termination Date, Executive shall receive equity awards with terms as set forth on Exhibit A hereto to the extent such equity awards had not previously been granted to Executive.

(ii)           Executive shall receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to the sum of (A) Executive’s average annual Base Salary in effect during the twenty-four (24) months immediately prior to the Termination Date (the “Average Annual Base Salary”), (B) the Average Annual Bonus and (C) Executive’s average annual deferred compensation contribution for the twenty-four (24) months immediately prior to the Termination Date, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions (the “Average Annual Deferred Compensation”).

(iii)          If Executive was participating in the Employer’s group health, dental and/or vision plan immediately prior to the Termination Date, then the Employer shall pay to Executive a monthly cash payment for a period of twelve (12) months after the Termination Date equal to the amount of monthly employer contribution that the Employer would have made to provide health, dental and/or vision insurance to Executive if Executive had remained employed by the Employer.  Notwithstanding the foregoing, the Employer shall in no event be required to make the payments otherwise required by this Section 7(a)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Any unvested shares of restricted stock, restricted stock units, LTIP Units or other equity-based awards (i.e., shares, units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer or the Partnership and any unvested deferred compensation contribution made pursuant to Section 3(c) above shall not be forfeited on the Termination Date and shall become vested (i.e., free from such restrictions), and any unexercisable or unvested stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall not be forfeited on the Termination Date and shall become vested and exercisable, on the Payment Date.  Any unexercised stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall remain exercisable until the second January 1 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.  For avoidance of doubt, the provisions of this Section 7(a)(iv) shall not apply to grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time.

(v)           In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control, then, in addition to the payments and benefits set forth above (or, as specifically cited below, in lieu of such payments and benefits): (A) in lieu of the severance payment set forth in Section 7(a)(ii), Executive shall receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to three (3) times the sum of (I) the Average Annual Base Salary, (II) the Average Annual Bonus and (III) the Average Annual Deferred Compensation, (B) the monthly cash payment provided for in the first sentence of Section 7(a)(iii) above shall be extended from twelve (12) months to twenty-four (24) months, but shall otherwise be subject to the terms of Section 7(a)(iii); (C) Executive shall receive equity awards with terms as set forth on Exhibit B hereto to the extent such equity awards had not previously been granted to Executive; (D) neither Executive nor the Employer shall be required to execute the Release Agreement; and (E) if such Change-in-Control also constitutes a “change in the ownership” of the Employer, a “change in the effective control” of the Employer or a “change in ownership of a substantial portion of the assets” of the Employer, each within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, then the Payment Date shall occur on the Termination Date.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(a) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(b)   Termination By the Employer For Cause or By Executive Without Good Reason.  If, during the Employment Period, (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(iii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(b) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(c)   Termination by Reason of Death.  If Executive’s employment terminates due to his death during the Employment Period, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be entitled to the following payments and benefits:

(i)            On the Termination Date, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive an amount equal to any earned and accrued but unpaid Base Salary and a prorated annual cash bonus (equal to the Average Annual Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the date of Executive’s death (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the date of Executive’s death) and the denominator of which is 365). In addition, on the Termination Date, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive equity awards with terms as set forth on Exhibit A hereto to the extent such equity awards had not previously been granted to Executive.

(ii)           Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be credited with twenty-four (24) months of service after termination under any provisions governing restricted stock, restricted stock units, LTIP Units, options, Class O LTIP Units or other equity-based awards granted to Executive or Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) by the Employer or the Partnership relating to the vesting or initial exercisability thereof, and, if such twenty-four (24) months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock, restricted stock units, LTIP Units or other equity-based awards granted to Executive by the Employer or the Partnership that otherwise would have become vested upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become vested on the date of Executive’s termination due to his death, and a pro rata portion of the unexercisable stock options and Class O LTIP Units granted to Executive by the Employer or the Partnership that otherwise would have become exercisable upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become exercisable on the date of Executive’s termination due to such death; provided that any unvested or unexercisable restricted stock, restricted stock units, LTIP Units, options, Class O LTIP Units or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards, shall become fully vested and exercisable on the date of Executive’s death.  In addition, any unvested deferred compensation contribution made pursuant to Section 3(c) above shall become fully vested upon the date of Executive’s death.  For avoidance of doubt, the provisions of this Section 7(c)(ii) shall not apply to (1) grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and (2) stock option grants made under the SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan, as amended from time to time (the “2005 Plan”) to the extent such options become fully vested and exercisable on the date of Executive’s termination due to such death in accordance with their terms as currently in effect.  Furthermore, upon such death, any vested unexercised stock options or Class O LTIP Units granted to Executive by the Employer or the

Partnership shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.

Notwithstanding the foregoing, Executive shall only be entitled to receive the prorated annual cash bonus set forth in Section 7(c)(i) above, the vesting credit, payments and other benefits set forth in Section 7(c)(ii) above and any accelerated vesting or other benefits under the Outperformance Plans or the 2005 Plan to the extent that the aggregate Value of such vesting credit, payments and other benefits and any other such accelerated vesting or benefits, on the date of Executive’s death, exceeds the amount payable to Executive’s beneficiaries under the life insurance (or self-insurance) provided pursuant to the second and third sentences of Section 3(i) (the amount of such excess Value being referred to as the “Excess Value”).  For purposes of the foregoing, “Value,” on a particular date, shall mean (A) for options or Class O LTIP Units which become vested, the product of the number of options or Class O LTIP Units multiplied by the excess, if any, the Fair Market Value (as defined in Section 3(e)) of the Common Stock as of such date over the exercise price of the option or Class O LTIP Unit, (B) for restricted stock, restricted stock units, stock units made as a deferred compensation contribution pursuant to Section 3(c), LTIP Units or other equity awards that deliver the full value of the underlying securities which become vested, the Fair Market Value of such securities as of such date, and (C) for all other equity awards that become vested, the Fair Market Value of such awards as of such date as determined by the Compensation Committee.  In the event Excess Value exists upon a termination of Executive’s employment pursuant to this Section 7(c), then the prorated annual cash bonus set forth in Section 7(c)(i) above, each of the vesting credit, payments and other benefits set forth in Section 7(c)(ii) above and any accelerated vesting or other benefits under the Outperformance Plans or the 2005 Plan that Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) would otherwise be entitled to pursuant to Section 7(c)(i), Section 7(c)(ii), the Outperformance Plans or the 2005 Plan shall be prorated based on a percentage equal to (A) the Excess Value divided by (B) the aggregate Value of the prorated annual cash bonus set forth in Section 7(c)(i) and all vesting credit, payments and other benefits and any accelerated vesting or other benefits that Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) would be entitled to pursuant to Section 7(c)(ii) or the Outperformance Plans or the 2005 Plan if no limitations on such amounts applied.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(c) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(d)   Termination by Reason of Disability.  In the event that Executive’s employment terminates during the Employment Period due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date and Executive shall be entitled to the following payments and benefits in lieu of any further compensation for periods subsequent to the Termination Date, subject to (1) Executive’s execution of the Release Agreement, which Release Agreement the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date:

(i)            On the Payment Date, Executive shall receive a prorated annual cash bonus equal to the Average Annual Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365. In addition, on the Termination Date, Executive shall receive equity awards with terms as set forth on Exhibit A hereto to the extent such equity awards had not previously been granted to Executive.

(ii)           Executive shall receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to the sum of (A) the Average Annual Base Salary, (B) the Average Annual Bonus and (C) the Average Annual Deferred Compensation.

(iii)          If Executive was participating in the Employer’s group health, dental and/or vision plan immediately prior to the Termination Date, then the Employer shall pay to Executive a monthly cash payment for a period of thirty-six (36) months after the Termination Date equal to the amount of monthly employer contribution that the Employer would have made to provide health, dental and/or vision insurance to Executive if Executive had remained employed by the Employer.  Notwithstanding the foregoing, the Employer shall in no event be required to make the payments otherwise required by this Section 7(d)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Executive shall be credited with twenty-four (24) months of service after termination under any provisions governing restricted stock, restricted stock units, LTIP Units, options, Class O LTIP Units or other equity-based awards granted to Executive by the Employer or the Partnership relating to the vesting or initial exercisability thereof and, if such twenty-four (24) months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock, restricted stock units, LTIP Units or other equity-based awards granted to Executive by the Employer that otherwise would have become vested upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become vested on the Payment Date, and a pro rata portion of the unvested or unexercisable stock options and Class O LTIP Units granted to Executive by the Employer or the Partnership that otherwise would have become vested or exercisable upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become vested and exercisable on the Payment Date; provided that any unvested or unexercisable restricted stock, restricted stock units, LTIP Units, options, Class O LTIP Units or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards shall become fully vested and exercisable on the Payment Date.  Any vested unexercised stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall remain vested and exercisable until the earlier of

(A) the date on which the term of such stock options or Class O LTIP Units otherwise would have expired, or (B) the second January 1 after the Termination Date.  In addition, any unvested deferred compensation contribution made pursuant to Section 3(c) above shall become fully vested upon the Payment Date.  For avoidance of doubt, the provisions of this Section 7(d)(iv) shall not apply to (1) grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and (2) stock option grants made under the 2005 Plan, which such options shall become fully vested and exercisable on the date of Executive’s termination due to such disability in accordance with their terms as currently in effect.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(d) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(e)   Notwithstanding any of the foregoing provisions to the contrary and without regard to any release requirement, Executive (or his estate, as applicable) shall be entitled to (i) receive payment for any already accrued but unused vacation days and any unreimbursed expenses already incurred on behalf of the Employer (to the extent consistent with the Employer’s expense reimbursement policies absent a termination), (ii) retain any already vested stock options or any other already vested equity-based compensation (subject, in each case, to the terms of the underlying option or equity award agreement and plan (including, without limitation, any provision of an option providing for its expiration upon or within a certain number of days following termination)), and (iii) retain any vested rights in any 401(k) plans in which he participated during his employment, in the case of each of (i)-(iii) above, as of the Termination Date.  Nothing in this Section 7 shall be construed to limit any rights Executive may have to elect to continue his health coverage pursuant to 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”).

8.     Confidentiality; Prohibited Activities.  Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer are the acquisition, development, management, leasing or financing of (A) any office real estate property, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States and (B) any multi-family residential or retail real estate property located inside the borough of Manhattan (collectively, the “Business”) and (iv) the Employer is one of the limited number of persons who have developed a business such as the Business.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)   Confidentiality.  During the term of this Agreement (including any extensions), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine-readable form or is orally conveyed to, or memorized by, Executive.  For the avoidance of doubt, Section 8(a) shall not interfere with Executive’s rights to retain copies of any documents or data relating to Executive’s compensation and benefits (including, without limitation, copies of this Employment Agreement, and side letters and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss the same with Executive’s advisors or immediate family (in each case, on a confidential basis). In addition, nothing in this Agreement shall be interpreted or applied to prohibit Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

(b)   Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that, so long as the Employer has not materially breached its obligations to Executive under this Agreement (or, in the event such breach has occurred, the Employer has cured such breach or such breach only occurred following a material breach by Executive of his obligations under this Agreement):

(i)            during the Employment Period, any period thereafter during which Executive remains employed by the Employer and (x) for the 18-month period following the termination of Executive by either party for any reason other than termination in connection with or within eighteen (18) months after a Change-in-Control, or (y) for the 6-month period following the termination of Executive in connection with or within eighteen (18) months after a Change-in-Control, Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; provided, however, that, if Executive’s employment with the Employer terminates upon or after the scheduled expiration of the term of this Agreement (including any extensions) without any early termination under Section 6, the restrictions of this Section 8(b)(i) shall apply for one (1)

year (rather than eighteen (18) months) following the termination of Executive’s employment (as reduced by the Extension Period, if any); and provided further that if Executive’s employment is terminated by the Employer without Cause or by Executive for Good Reason during the Employment Period and all of the equity awards set forth on Exhibit B have not been previously granted to Executive, then the provisions of this Section 8(b)(i) shall not apply; and

(ii)           during the Employment Period, any period thereafter during which Executive remains employed by the Employer and (x) in the case of clause (A) below, the 30-month period following the termination of Executive by either party for any reason (including upon or after the scheduled expiration of the term of this Agreement (including any extensions)) other than a termination in connection with or within eighteen (18) months after a Change-in-Control that constitutes a termination either by the Employer without Cause or by Executive with Good Reason, or (y) the one-year period following such termination in the case of clause (B) below, Executive will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) solicit, encourage, or engage in any activity to induce any prospective party to a transaction with the Employer (including, without limitation, potential purchases, sales or leases of real estate assets) that is under agreement, negotiation or active consideration by the Employer to not enter into or complete such transaction with the Employer (or to only do so on terms less favorable to the Employer than otherwise would have been obtained); provided that, following the termination of Executive, this clause (B) shall only apply to transactions that were under agreement, negotiation or active consideration by the Employer during the six-month period prior to such termination. For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

(c)   Other Investments/Activities.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments (i) expressly disclosed to the Employer in writing before the date hereof; (ii) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if the investment is made in (A) assets other than Competing Properties (including, without limitation, multi-family residential or retail real estate properties located outside of the borough of Manhattan) or (B) any entity other than one that is engaged, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of Competing Properties.  For purposes of this Agreement, a “Competing Property” means:  (i) an office real estate property located outside of

New York City, unless the property (A) is not an appropriate investment opportunity for the Employer, (B) is not directly competitive with the Businesses of the Employer and (C) has a fair market value at the time Executive’s investment is made of less than $25 million, (ii) an office real estate property located in New York City or (iii) a multi-family residential or retail real estate property located in the borough of Manhattan.

(d)   Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except as required by law or legal process or in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form, except that Executive may retain a copy of his Rolodex or other similar contact list.  For the avoidance of doubt, Section 8(d) shall not interfere with Executive’s rights to retain copies of any documents or data relating to Executive’s compensation and benefits (including, without limitation, copies of this Employment Agreement, and side letters and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss the same with Executive’s advisors or immediate family (in each case, on a confidential basis).

(e)   No Disparagement.  For one (1) year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future.  For one (1) year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, or making any legally required disclosures, and/or discussing any of the above with the Employer’s legal advisors or Executive’s legal advisors on a confidential basis.

(f)    Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(e) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)   Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than thirty (30) days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)   Cooperation with Respect to Litigation.  During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any formally asserted claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Employer to have direct material knowledge in connection with or as a result of his employment by the Employer hereunder, provided that Executive is not waiving any legal rights he may have. Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, and reasonable legal fees and expenses (except to the extent that legal representation is provided by the Employer at the Employer’s expense) incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment or his efforts to obtain new employment.  In addition, for all time that Executive reasonably expends at the request of the Employer in cooperating with the Employer pursuant to this Section 8(h) when Executive is no longer employed by the Employer, the Employer shall compensate Executive at a per diem rate equal to the sum of (A) Base Salary in Executive’s last fiscal year of employment during the Employment Period plus (B) Executive’s actual annual cash bonus for the last full fiscal year of employment during the Employment Period for which such a bonus was determined, divided by 220; provided that Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

(i)    Survival.  The provisions of this Section 8 and any other provisions relating to the enforcement thereof shall survive termination of Executive’s employment.

9.     Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.  Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

(a)   if to Executive:

Marc Holliday, at the address shown on the execution page hereof.

(b)   if to the Employer:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Attn:  General Counsel

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts  02109

Attention:  Daniel P. Adams

or such other address as either party may from time to time specify by written notice to the other party hereto.

12.  Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

13.  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

14.  Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

15.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

16.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same  agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

18.  Choice of Venue.  Subject to the provisions of Section 9, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

19.  Parachutes.

(a)   Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting and any other payment or benefit received in connection with a Change-in-Control or the termination of Executive’s employment), or any other payments and benefits which Executive receives or is entitled to receive under any plan, program, arrangement or other agreement, whether from the Employer or an affiliate of the Employer, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then the following provisions shall apply:

(i)            If the Parachute Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Parachute Payments which is in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Parachute Payments which is in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the

Parachute Payment shall not exceed the Threshold Amount.  In such event, the Parachute Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Parachute Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Parachute Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)   For the purposes of this Section 19, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)   The determination as to which of the alternative provisions of Section 19(a) shall apply to Executive shall be made by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer shall provide the accounting firm with all information which any accounting firm reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of Section 19(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the accounting firm shall be binding upon the Employer and Executive.

20.  Section 409A.

(a)   Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any payments delayed pursuant to this Section 20(a) shall bear interest during the period of such delay at the simple rate of 5% per annum.

(b)   The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)   To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)   The Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.  Entire Agreement.  This Agreement (including, without limit, any attached exhibits hereto and any equity and award agreements referred to herein or therein) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including, without limitation, the Prior Agreement.  The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.  Section Headings.  Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.

23.  Board Approval.  The Employer represents that the Board (or the Compensation Committee thereof) has approved the economic terms of this Agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above.

SL GREEN REALTY CORP.

	By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Chief Legal Officer, General Counsel
and Executive Vice President

/s/ Marc Holliday
Marc Holliday

EXHIBIT A

Class O LTIP Unit or Option Awards

2016 Grant

Ten Year Class O LTIP Units or Options

1.              Plan:  SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan or any future equity plan (the “Plan”)

2.              Type of Award:  Units in the Partnership that are intended to qualify as profits interests for federal income tax purposes and be similar to stock options from an economic perspective (except that the units will provide for allocations of taxable income and distributions from the date of grant in amounts per unit approximately equal to 10% of the per share amount of dividends paid on the Company’s common stock) (“Class O LTIP Units”) or stock options to purchase shares of the Company’s common stock or equivalent stock appreciation right (“Options”), as determined by the Compensation Committee of the Board

3.              Grant Date:  On or before July 1, 2016, as determined by the Compensation Committee of the Board (such date, the “Initial Grant Date”)

4.              Total Number of Class O LTIP Units or Options:  52,500

5.              Mandatory Conversion Date/Expiration: Tenth anniversary of the date of grant

6.              Participation Threshold/Exercise Price: Fair Market Value (as defined in the Plan) of one share of the Employer’s common stock as of the date of grant

7.              Vesting:  The Class O LTIP Units or Options shall vest on the first anniversary of the date of grant, if employment continues through such date

Five Year Class O LTIP Units or Options

1.              Plan:  The Plan

2.              Type of Award:  Class O LTIP Units or Options

3.              Grant Date:  The Initial Grant Date

4.              Total Number of Class O LTIP Units or Options:  52,500

5.              Mandatory Conversion Date/Expiration: Fifth anniversary of the date of grant

6.              Participation Threshold/Exercise Price: Fair Market Value (as defined in the Plan) of one share of the Employer’s common stock as of the date of grant

7.              Vesting:  The Class O LTIP Units or Options shall vest on the first anniversary of the date of grant, if employment continues through such date

2017 Grant

Ten Year Class O LTIP Units or Options

1.              Plan:  The Plan

2.              Type of Award:  Class O LTIP Units or Options

3.              Grant Date:  The first anniversary of the Initial Grant Date

4.              Total Number of Class O LTIP Units or Options:  52,500

A-1

5.              Mandatory Conversion Date/Expiration: Tenth anniversary of the date of grant

6.              Participation Threshold/Exercise Price: Fair Market Value (as defined in the Plan) of one share of the Employer’s common stock as of the date of grant

7.              Vesting:  The Class O LTIP Units or Options shall vest on the first anniversary of the date of grant, if employment continues through such date

Five Year Class O LTIP Units or Options

1.              Plan:  The Plan

2.              Type of Award:  Class O LTIP Units or Options

3.              Grant Date:  The first anniversary of the Initial Grant Date

4.              Total Number of Class O LTIP Units or Options:  52,500

5.              Mandatory Conversion Date/Expiration: Fifth anniversary of the date of grant

6.              Participation Threshold/Exercise Price: Fair Market Value (as defined in the Plan) of one share of the Employer’s common stock as of the date of grant

7.              Vesting:  The Class O LTIP Units or Options shall vest on the first anniversary of the date of grant, if employment continues through such date

A-2

EXHIBIT B

Performance-Based Vesting Equity Awards

2017 Initial Grant

1.              Plan:  The Plan

2.              Type of Award:  LTIP units in SL Green Operating Partnership, L.P.

3.              Grant Date:  On or before January 17, 2017

4.              Total Number of Units: 15,396

5.              The Special LTIP Unit Sharing Percentage will equal 10% and the Distribution Participation Date will be the vesting date. To the extent the aggregate amount of distributions that would have been received on vested LTIP units from January 18, 2016 through the vesting date (if the Distribution Participation Date had been the issuance date) exceeds the amount of the Special LTIP Unit Distribution that Executive becomes entitled to upon such vesting date, Executive will be entitled to receive a cash payment in such amount on such vesting date.

6.              Vesting:  Subject to acceleration as set forth in the Agreement, the units may vest on January 17, 2017 (the “Vesting Date”) or January 17, 2018 or January 17, 2019 (a “Subsequent Vesting Date”) as set forth below:

(i)                                     If Executive’s employment continues through the Vesting Date and the Employer achieves either (A) an increase in funds from operations (“FFO”) on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year, (B) total return to stockholders (“TRS”) on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year or (C) a percentage total return to stockholders on each share of Common Stock of the Employer outstanding during the entire period between the top 50% and top 35% of the constituents of the MSCI US REIT Index, in each case, during fiscal year 2016, then between 50% and 100% of the units will vest on January 17, 2017, based on linear interpolation between the performance criteria set forth in this paragraph (using whichever single performance criterion results in vesting of the greatest number of LTIP units), as illustrated by the table below:

	Performance Achieved	LTIP Units Vested
Threshold	5% FFO or 5% TRS or Top 50%	50%
Target	6.5% FFO or 6.5% TRS or Top 42.5%	75%
Maximum	8% FFO or 8%TRS or Top 35%	100%

(ii)                                  If the performance criteria set forth in clause (i) above are not achieved with respect to the full number of LTIP units subject to the award as of January 17, 2017, but would have been achieved at a level greater than any previously determined level of achievement if the period for which they were measured had been the period from the beginning of 2016 through the end of a fiscal quarter ending on or after March 31, 2017 and prior to a Subsequent Vesting Date, then, if and as employment continues through such Subsequent Vesting Date, the performance criteria will be met at such greater level of achievement as of such Subsequent Vesting Date and any LTIP units that have not yet vested but would have vested based on such greater level of achievement shall vest as of such Subsequent Vesting Date.  Any units subject to performance-based vesting that have not vested as of the last Subsequent Vesting Date shall be forfeited.

Total return to stockholders shall be calculated based on the average of the Fair Market Value of one share of Common Stock for the ten (10) trading days at the beginning and end of such period, plus the per share amount of all dividends with an ex-dividend date occurring during such period.

7.              Change-in-Control: If a Change-in-Control occurs prior to (a) January 17, 2019 and (b) the vesting of the LTIP units and (c) the termination of Executive’s employment, then performance-based vesting will be measured in accordance with the vesting criteria set forth above using the period from the beginning of 2016 through the date of the Change-in-Control (as opposed to the period otherwise set forth above), but vesting of the LTIP units will remain subject to Executive’s continued employment through the later of January 17, 2017, or the date of such Change-in-Control, subject to acceleration as set forth in the Agreement. For purposes of measuring FFO performance in the event of a Change-in-Control, FFO will be measured from the beginning of the period through the end of the most recently completely quarter prior to the Change-in-Control for which financial results were publicly released by the Employer. In the event Executive is terminated without Cause or for Good Reason in connection with or within 18 months after such a Change-in-Control, all of the units will vest upon such termination regardless of whether performance-based vesting had previously occurred.

8.              No Sell:  Executive may not sell, assign, transfer, or otherwise encumber or dispose of LTIP units until the earlier of (i) the date that is two years after such shares/units vested, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

2017 Annual Grant

1.              Plan:  The Plan

2.              Type of Award:  LTIP units in SL Green Operating Partnership, L.P.

3.              Grant Date:  On or before January 17, 2017

4.              Total Number of Units: 61,584

5.              The Special LTIP Unit Sharing Percentage will equal 10% and the Distribution Participation Date will be the vesting date. To the extent the aggregate amount of distributions that would have been received on vested LTIP units from January 18, 2016 through the vesting date (if the Distribution Participation Date had been the issuance date) exceeds the amount of the Special LTIP Unit Distribution that Executive becomes entitled to upon such vesting date, Executive will be entitled to receive a cash payment in such amount on such vesting date.

6.              Vesting:  Subject to acceleration as set forth in the Agreement, the units may vest on January 17, 2017 (the “Vesting Date”) or January 17, 2018 or January 17, 2019 (a “Subsequent Vesting Date”) as set forth below:

(i)                                     If Executive’s employment continues through the Vesting Date and the Employer achieves either (A) an increase in funds from operations (“FFO”) on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year, (B) total return to stockholders (“TRS”) on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year or (C) a percentage total return to stockholders on each share of Common Stock of the Employer outstanding during the entire period between the top 50% and top 35% of the constituents of the MSCI US REIT Index, in each case, during fiscal year 2016, then between 50% and

100% of the units will vest on January 17, 2017, based on linear interpolation between the performance criteria set forth in this paragraph (using whichever single performance criterion results in vesting of the greatest number of LTIP units), as illustrated by the table below:

	Performance Achieved	LTIP Units Vested
Threshold	5% FFO or 5% TRS or Top 50%	50%
Target	6.5% FFO or 6.5% TRS or Top 42.5%	75%
Maximum	8% FFO or 8%TRS or Top 35%	100%

(ii)                                  If the performance criteria set forth in clause (i) above are not achieved with respect to the full number of LTIP units subject to the award as of January 17, 2017, but would have been achieved at a level greater than any previously determined level of achievement if the period for which they were measured had been the period from the beginning of 2016 through the end of a fiscal quarter ending on or after March 31, 2017 and prior to a Subsequent Vesting Date, then, if and as employment continues through such Subsequent Vesting Date, the performance criteria will be met at such greater level of achievement as of such Subsequent Vesting Date and any LTIP units that have not yet vested but would have vested based on such greater level of achievement shall vest as of such Subsequent Vesting Date.  Any units subject to performance-based vesting that have not vested as of the last Subsequent Vesting Date shall be forfeited.

Total return to stockholders shall be calculated based on the average of the Fair Market Value of one share of Common Stock for the ten (10) trading days at the beginning and end of such period, plus the per share amount of all dividends with an ex-dividend date occurring during such period.

7.              Change-in-Control: If a Change-in-Control occurs prior to (a) January 17, 2019 and (b) the vesting of the LTIP units and (c) the termination of Executive’s employment, then performance-based vesting will be measured in accordance with the vesting criteria set forth above using the period from the beginning of 2016 through the date of the Change-in-Control (as opposed to the period otherwise set forth above), but vesting of the LTIP units will remain subject to Executive’s continued employment through the later of January 17, 2017, or the date of such Change-in-Control, subject to acceleration as set forth in the Agreement. For purposes of measuring FFO performance in the event of a Change-in-Control, FFO will be measured from the beginning of the period through the end of the most recently completely quarter prior to the Change-in-Control for which financial results were publicly released by the Employer. In the event Executive is terminated without Cause or for Good Reason in connection with or within 18 months after such a Change-in-Control, all of the units will vest upon such termination regardless of whether performance-based vesting had previously occurred.

No Sell:  Executive may not sell, assign, transfer, or otherwise encumber or dispose of LTIP units until the earlier of (i) the date that is two years after such shares/units vested, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

2018 Grant

1.              Plan:  The Plan

2.              Type of Award:  LTIP units in SL Green Operating Partnership, L.P.

3.              Grant Date:  On or before January 17, 2018

4.              Total Number of Units:  61,584

5.              The Special LTIP Unit Sharing Percentage will equal 10% and the Distribution Participation Date will be the vesting date. To the extent the aggregate amount of distributions that would have been received on vested LTIP units from January 18, 2016 through the vesting date (if the Distribution Participation Date had been the issuance date) exceeds the amount of the Special LTIP Unit Distribution that Executive becomes entitled to upon such vesting date, Executive will be entitled to receive a cash payment in such amount on such vesting date.

6.              Vesting:  Subject to acceleration as set forth in the Agreement, the units may vest on January 17, 2018 (the “Vesting Date”) or January 17, 2019 (a “Subsequent Vesting Date”) as set forth below:

(i)                                     If Executive’s employment continues through the Vesting Date and the Employer achieves either (A) an increase in FFO on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year, (B) TRS on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year or (C) a percentage total return to stockholders on each share of Common Stock of the Employer outstanding during the entire period between the top 50% and top 35% of the constituents of the MSCI US REIT Index, in each case, during fiscal year 2017 or during the period from the beginning of fiscal year 2016 through the end of fiscal year 2017, then between 50% and 100% of the units will vest on January 17, 2018, based on linear interpolation between the performance criteria set forth in this paragraph (using whichever single performance criterion results in vesting of the greatest number of LTIP units), as illustrated by the table below:

	Performance Achieved	LTIP Units Vested
Threshold	5% FFO or 5% TRS or Top 50%	50%
Target	6.5% FFO or 6.5% TRS or Top 42.5%	75%
Maximum	8% FFO or 8%TRS or Top 35%	100%

(ii)                                  If the performance criteria set forth in clause (i) above are not achieved with respect to the full number of LTIP units subject to the award as of January 17, 2018, but would have been achieved at a level greater than any previously determined level of achievement if the period for which they were measured had been the period from the beginning of 2016 through the end of a fiscal quarter ending on or after March 31, 2018 and prior to a Subsequent Vesting Date, then, if and as employment continues through such Subsequent Vesting Date, the performance criteria will be met at such greater level of achievement as of such Subsequent Vesting Date and any LTIP units that have not yet vested but would have vested based on such greater level of achievement shall vest as of such Subsequent Vesting Date.  Any units subject to performance-based vesting that have not vested as of the last Subsequent Vesting Date shall be forfeited.

Total return to stockholders shall be calculated based on the average of the Fair Market Value of one share of Common Stock for the ten (10) trading days at the beginning and end of such period, plus the per share amount of all dividends with an ex-dividend date occurring during such period.

7.              Change-in-Control: If a Change-in-Control occurs prior to (a) January 17, 2019 and (b) the vesting of the LTIP units and (c) the termination of Executive’s employment, then performance-based vesting will be measured in accordance with the vesting criteria set forth above using the period from the beginning of 2016 or 2017, as applicable, through the date of the Change-in-Control (as opposed to the period otherwise set forth above), but vesting of the LTIP units will remain subject to Executive’s continued employment through the later of January 17, 2018, or the date of such Change-in-Control, subject to acceleration as set forth in the Agreement. For purposes of measuring FFO performance in the event of a Change-in-Control, FFO will be measured from the beginning of the period through the end of the most recently completely quarter prior to the Change-in-Control for which financial results were publicly released by the Employer. In the event Executive is terminated without Cause or for Good Reason in connection with or within 18 months after such a Change-in-Control, all of the units will vest upon such termination regardless of whether performance-based vesting had previously occurred.

8.              No Sell:  Executive may not sell, assign, transfer, or otherwise encumber or dispose of LTIP units until the earlier of (i) the date that is two years after such shares/units vested, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

2019 Grant

1.              Plan:  The Plan

2.              Type of Award:  LTIP units in SL Green Operating Partnership, L.P.

3.              Grant Date:  On or before January 17, 2019

4.              Total Number of Units:  61,584

5.              The Special LTIP Unit Sharing Percentage will equal 10% and the Distribution Participation Date will be the vesting date. To the extent the aggregate amount of distributions that would have been received on vested LTIP units from January 18, 2016 through the vesting date (if the Distribution Participation Date had been the issuance date) exceeds the amount of the Special LTIP Unit Distribution that Executive becomes entitled to upon such vesting date, Executive will be entitled to receive a cash payment in such amount on such vesting date.

6.              Vesting:  Subject to acceleration as set forth in the Agreement, the units may vest on January 17, 2019 (the “Vesting Date”) as set forth below:

(i)                                     If Executive’s employment continues through the Vesting Date and the Employer achieves either (A) an increase in FFO on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year, (B) TRS on a per share of Common Stock of the Employer basis at an annualized rate of between 5% and 8% per year or (C) a percentage total return to stockholders on each share of Common Stock of the Employer outstanding during the entire period between the top 50% and top 35% of the constituents of the MSCI US REIT Index, in each case, during fiscal year 2018 or during the period from the beginning of fiscal year 2016 through the end of fiscal year 2018, then between 50% and 100% of the units will vest on January 17, 2019, based on linear interpolation between the performance criteria set forth in this paragraph (using whichever single performance criterion results in vesting of the greatest number of LTIP units), as illustrated by the table below:

	Performance Achieved	LTIP Units Vested
Threshold	5% FFO or 5% TRS or Top 50%	50%
Target	6.5% FFO or 6.5% TRS or Top 42.5%	75%
Maximum	8% FFO or 8%TRS or Top 35%	100%

(ii)                                  Any units that have not vested as of the Vesting Date shall be forfeited.

Total return to stockholders shall be calculated based on the average of the Fair Market Value of one share of Common Stock for the ten (10) trading days at the beginning and end of such period, plus the per share amount of all dividends with an ex-dividend date occurring during such period.

7.              Change-in-Control: If a Change-in-Control occurs prior to (a) January 17, 2019 and (b) the vesting of the LTIP units and (c) the termination of Executive’s employment, then performance-based vesting will be measured in accordance with the vesting criteria set forth above using the period from the beginning of 2016 or 2018, as applicable, through the date of the Change-in-Control (as opposed to the period otherwise set forth above), but vesting of the LTIP units will remain subject to Executive’s continued employment through the later of January 17, 2019, or the date of such Change-in-Control, subject to acceleration as set forth in the Agreement. For purposes of measuring FFO performance in the event of a Change-in-Control, FFO will be measured from the beginning of the period through the end of the most recently completely quarter prior to the Change-in-Control for which financial results were publicly released by the Employer. In the event Executive is terminated without Cause or for Good Reason in connection with or within 18 months after such a Change-in-Control, all of the units will vest upon such termination regardless of whether performance-based vesting had previously occurred.

8.              No Sell:  Executive may not sell, assign, transfer, or otherwise encumber or dispose of LTIP units until the earlier of (i) the date that is two years after such shares/units vested, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

EXHIBIT C

DEFERRED COMPENSATION AGREEMENT (2016)

C-1